Exhibit 23.3.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 21, 2018, relating to the consolidated financial statements and financial statement schedule of Kansas City Power & Light Company and subsidiaries, and the effectiveness of Kansas City Power & Light Company and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Kansas City Power & Light Company for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri

November 5, 2018